Exhibit 10.1

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is entered into as of August 6, 2015, by and between Prudential Savings Bank (the "Bank") and Salvatore Fratanduono (the "Consultant").

WITNESSETH:

WHEREAS, the Consultant currently serves as Senior Vice President-Chief Lending Officer of the Bank;

WHEREAS, the Consultant has a vast array of knowledge and experience with respect to the lending operations of the Bank, and the Bank believes that the Consultant can provide valuable services to it during a transitional period while it conducts a search for a new Chief Lending Officer;

WHEREAS, the Bank believes that it is prudent and appropriate and in it's best interests to have the Consultant agree to certain non-solicitation provisions as set forth in this Agreement;

WHEREAS, the Bank desires to have the Consultant undertake, and the Consultant is willing to undertake, certain consulting and non-solicitation obligations on the terms and conditions set forth herein; and

WHEREAS, the Bank and the Consultant previously entered into an Amended and Restated Employment Agreement dated April 16, 2014 (the "Employment Agreement");

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto intending to be legally bound agree as follows:

1.            Effective Date.  The "Effective Date" shall mean July 1, 2015.

2.            Resignation of Current Positions.  The Consultant hereby agrees to resign effective as of the Effective Date all of his current positions as an officer of the Bank and each of the direct and indirect subsidiaries and affiliates of Prudential Bancorp, Inc. (the "Company"), the Bank's parent holding company, and the Bank hereby accepts such resignation effective as of the Effective Date.

3.            Consulting Period.  The Bank hereby agrees to engage the Consultant, and the Consultant hereby agrees to provide services to the Bank, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the one-year anniversary of the Effective Date, subject to its earlier termination in accordance with the terms hereof (the "Consulting Period").

4.            Consulting Services.

(a)            Duties.  During the Consulting Period, the Consultant shall provide his personal advice and counsel to the Bank in connection with its business and shall provide the following services (collectively, the "Consulting Services"):

    (i)   provide assistance with respect to the loan relationships of the Bank set forth on Exhibit A hereto;

    (ii)  provide assistance with respect to the ongoing litigation New Market LLC v. Prudential Savings Bank and the related case of Prudential Savings Bank v. Ricchetti (collectively, the "Litigation");

    (iii) participate in meetings or teleconferences with the Chairman, the President and senior management of the Bank as may be requested from time to time;

    (iv) provide advice and assistance to any person who is appointed as acting or interim Chief Lending Officer during the Consulting Period, as well as any person who is appointed as a full-time Chief Lending Officer during the Consulting Period;

    (v) provide such reports to the directors and senior management of the Bank as may be reasonably requested from time to time by the directors and senior management of the Bank; and

    (vi) provide advice and assistance to the directors and senior management of the Bank with respect to such other matters related to the business and lending operations of the Bank as may be reasonably requested from time to time by the directors and senior management of the Bank, including but not limited to assistance with matters that may arise during or as a result of regulatory examinations of the Bank.

            (b)            Reporting Responsibilities. Prior to such time as a new or interim Chief Lending Officer of the Bank is appointed, the Consultant shall report directly to, and his activities shall be overseen by, the Chairman of the Board of Directors of the Bank, the President of the Bank and the Vice President of Lending. Following the appointment of any interim or new Chief Lending Officer of the Bank, the Consultant shall report to such interim or new Chief Lending Officer on such matters as the Chairman of the Board of Directors of the Bank or the President of the Bank may direct from time to time.

(c)            Hours.  The parties hereto anticipate that the Consultant shall work a minimum of 30 hours per month in connection with providing the Consulting Services set forth in Section 4(a) above. Consultant will not be required to provide more than 70 hours of service per month, excluding any time related to the Litigation.

(d)            Location of Services.  The Consulting Services may be provided telephonically or electronically as the Chairman of the Board, the President or their designee and the Consultant may agree. In addition, with the prior approval of the Chairman or the President or their designee, the Consultant may provide the Consulting Services at the main office of the Company and the Bank or at such other locations within the market areas of the Company and the Bank as may be reasonably designated from time to time by the Chairman of the Board, the President or their designee. During the term of this Agreement, the Chairman of the Board, the President or their designee may request that Consultant meet with them or other representatives of the Bank and with representatives of the loan relationships listed in Exhibit A.

(e)            Access to Bank Records.  The Consultant will only have access to Bank records with the prior permission of the Chairman or the President or their designee.

5.            Compensation.

(a)            Monthly Payments.  In consideration of the obligations and commitments of the Consultant under this Agreement, including but not limited to Sections 3 and 4 regarding the Consulting Services, Section 9 regarding non-solicitation and non-disparagement restrictions, and the releases provided by the Consultant in Section 22 hereof, the Bank agrees to pay to the Consultant an amount equal to $7,500 per month on the first business day of each month during the Consulting Period, commencing July 1, 2015 (the "Monthly Fee"), with the first payment of the Monthly Fee under this Agreement to include the Monthly Fee due for July and August 2015 and to be paid within five business days of the expiration of Revocation Period (as defined in Section 22(f) hereof), provided that the Consultant does not revoke this Agreement during the Revocation Period.  During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any affiliate or subsidiary of the Bank, including the Company.

(b)            Medical and Dental Benefits. During the Consulting Period, the Bank shall provide continued medical and dental insurance coverage pursuant to COBRA for the benefit of the Consultant, with the terms of such coverage being the same or substantially similar to the coverage provided by the Bank to its employees. Upon the expiration of the Consulting Period, the Consultant may elect continued medical and dental coverage at the Consultant's expense pursuant to COBRA to the extent and for the amount of additional time it is permissible to maintain continued COBRA coverage.

(c)            Existing Stock Options and Restricted Stock Awards.  The 23,713 vested stock options held by the Consultant as of the Effective Date of this Agreement to purchase shares of common stock of the Company shall remain outstanding and exercisable in accordance with their terms (the "Equity Benefits"). The options covering 53,541 shares of common stock of the Company and the restricted stock awards covering 16,246 shares of common stock which remain unvested as of the Effective Date will be forfeited effective as of the Effective Date.

(d)            Employee Benefit Plans.  The Consultant shall be entitled to receive his vested benefits under the Bank's Employee Stock Ownership Plan and the Bank's Employees' Savings & Profit Sharing Plan in accordance with the terms of such plans. In addition, the Consultant shall retain his vested interest in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple employer defined benefit plan in which the Bank is a participant. As of the Effective Date, the Consultant shall no longer be entitled to participate in any of the employee benefit plans or programs offered by the Company, the Bank or any of their subsidiaries, and no additional benefits shall accrue or vest on behalf of the Participant under such employee benefit plans or programs after the Effective Date, except as set forth in Section 5(b) hereof.

(e)            Accrued but Unused Vacation Leave.  The Consultant shall be entitled to receive a lump sum cash payment equal to his accrued and/or carried over but unused vacation leave as of the Effective Date, with the lump sum to be paid in accordance with the Bank's normal payroll practices, less applicable tax withholding.

(f)            Expenses.

   (i)            The Bank shall reimburse the Consultant or otherwise provide for or pay for all reasonable expenses incurred by the Consultant at the request of the Bank, subject to such reasonable documentation as may be requested by the Bank.  The Consultant will not incur any expenses related to his services hereunder without the prior approval of the Bank. If such expenses are paid in the first instance by the Consultant, the Bank shall reimburse the Consultant therefor upon receipt of such reasonable documentation as may be requested by the Bank.  Such reimbursements or payments shall be made promptly by the Bank, as applicable, and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

   (ii)            If the Consultant is required to be a witness or is deposed in connection with the Litigation identified in Section 4(a)(ii) subsequent to the Effective Date of this Agreement, the Bank shall pay the Consultant a per diem rate of $500 per day for the days on which he is required to serve as a witness or is deposed, including days in which he is being prepared for such appearances. Notwithstanding anything to the contrary herein, such provision shall survive the Date of Termination until such time that the Litigation is terminated or settled. Such payment of per diem shall be made promptly by the Bank and, in any event, no later than March 15th of the year immediately following the year in which the Bank became obligated to pay such per diem charges.

6.            Termination of Consulting Services.

(a)           Death or Disability.  The Consultant's services shall terminate automatically upon the Consultant's death during the Consulting Period.  If the Bank determines in good faith that the Consultant has incurred a Disability during the Consulting Period (pursuant to the definition of Disability set forth below), it may give to the Consultant written notice in accordance with Section 14 of this Agreement of its intention to terminate the Consultant's services.  In such event, the Consultant's services with the Bank shall terminate effective on the 60th day after receipt of such notice by the Consultant (the "Disability Effective Date"), provided that, within the 60 days after such receipt, the Consultant shall not have returned to performance of the Consultant's duties.  For purposes of this Agreement, "Disability" shall mean the Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Bank or its insurers and reasonably acceptable to the Consultant or the Consultant's legal representative.

(b)            Cause.  The Bank may terminate the Consultant's services during the Consulting Period for Cause.  For purposes of this Agreement, "Cause" shall mean any of the following:

    (i)            personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, the issuance of any removal and prohibition order by any regulatory authority or the material breach of any provision of this Agreement occurring after the Effective Date;

    (ii)            the willful engaging during the Consulting Period by the Consultant in illegal conduct or gross misconduct which violates any code of conduct of the Company and/or the Bank or which is otherwise materially and demonstrably injurious to the Company or the Bank;

    (iii)            conviction of a felony or a guilty or nolo contendere plea by the Consultant with respect thereto; or

    (iv)            the failure of the Consultant to provide the services and duties set forth in Section 4 of this Agreement.

(c)            Other Than for Cause, Death or Disability.  In addition to the termination of this Agreement for Cause, Death or Disability pursuant to Sections 6(a) and 6(b) hereof, the Bank may in addition terminate this Agreement by written notice of termination provided to the Consultant at any time during the Consulting Period as a result of the Consultant's attainment of full-time employment by another employer. For purposes of this Agreement, "full-time" with regard to the Consultant's employment activities outside the requirements of this Agreement means Consultant's employment by one or more other employers pursuant to which the Consultant is required to provide services thereto aggregating 30 or more hours per week.

(d)            Notice of Termination.  Any purported termination of the Consultant's Consulting Services by the Bank for any reason, including without limitation for Cause or Disability, shall be communicated by a written "Notice of Termination" to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consulting Services under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than 15 nor more than 90 days after such Notice of Termination is given, except in the case of termination of the Consulting Services for Cause or for death, which shall be effective immediately, and (iv) is given in the manner specified in Section 15 hereof.

(e)            Date of Termination.  "Date of Termination" with respect to the Consulting Period and the Consulting Services means (i) if the Consultant's services are terminated by the Bank for Cause or for death, the date on which the Notice of Termination is given, (ii) if the Consultant's services are terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date, and (iii) if the Consultant's services are terminated other than for Cause, death or Disability, the Date of Termination shall be the date specified in the Notice of Termination, provided such date shall be not less than 15 days subsequent to the date of such Notice of Termination.

(f)            Notice of New Employment.  The Consultant shall provide written notice to the Bank given in the manner specified in Section 15 hereof within five days of commencement of full-time employment with another employer, including information as to the identity of the employer, the position accepted, the number of hours per week required to be provided to such employer and the location where services will be rendered.

7.            Obligations of the Bank upon Termination of Consulting Services.

(a)            Other Than for Cause, Death or Disability.  If, during the Consulting Period, the Bank shall terminate the Consultant's services other than for Cause, death or Disability, the Bank shall pay to the Consultant in a lump sum in cash within 15 days after the Date of Termination the amount of (i) any earned but unpaid Monthly Fee of the Consultant through the Date of Termination plus (ii) any unpaid reimbursable expenses provided for under Section 5(f) (the "Accrued Obligation"). In addition, the Bank shall provide the Consultant and his covered dependents, if any, with the medical and dental insurance benefits set forth in Section 5(b) hereof through the end of the month in which the Date of Termination occurs (the "Medical Benefits").

(b)            Death.  If the Consultant's services are terminated by reason of the Consultant's death during the Consulting Period, the Bank shall pay to the Consultant's estate or beneficiary, as applicable, in a lump sum in cash within 15 days following the Date of Termination the amount of any Accrued Obligation. In addition, the Bank shall provide the Consultant's covered dependents, if any, with the Medical Benefits.

(c)            Disability.  If the Consultant's services are terminated by reason of the Consultant's Disability during the Consulting Period, the Bank shall pay to the Consultant in a lump sum in cash within 15 days following the Date of Termination the amount of any Accrued Obligation. In addition, the Bank shall provide the Consultant and his covered dependents, if any, with the Medical Benefits.

(d)            Cause.  If the Consultant's services shall be terminated for Cause during the Consulting Period, this Agreement shall terminate without further obligations to the Consultant other than for payment of the Accrued Obligation.  The Accrued Obligation shall be paid to the Consultant in a lump sum in cash within 15 days following the Date of Termination.

8.            Full Settlement.  Except as provided in Section 9(d) of this Agreement, the obligations of the Bank to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Consultant or others.

9.	Non-Solicitation; Non-Disparagement; Confidentiality.

(a)            The Consultant agrees that during the term of this Agreement and for the 12-month period immediately following the Date of Termination (the "Non-Solicitation Period"), the Consultant will not (i) solicit or induce, or cause others to solicit or induce, any employee of the Bank or any of its affiliates or subsidiaries to leave the employment of such entities, or (ii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Bank or any of its affiliates or subsidiaries) any customer of the Bank or any of its affiliates or subsidiaries to transact business with any corporation, partnership or other entity which is engaged in any line of business conducted by the Bank or any of its affiliates or subsidiaries during the Non-Solicitation Period, including but not limited to entities which lend money and take deposits, or to reduce or refrain from doing any business with the Bank or its affiliates or subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Bank or its affiliates or subsidiaries and any such customers.

(b)            Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Consultant shall keep secret and confidential and shall not disclose to any third party (other than the Bank or any of its subsidiaries or affiliates or any persons employed or engaged by such entities) in any fashion or for any purpose whatsoever any information regarding the Bank or any of its subsidiaries or affiliates which is not available to the general public to which the Consultant was granted access at any time prior to the Effective Date or during the course of the Consultant's service to the Bank or any of its subsidiaries or affiliates, including, without limitation, any of the following information relating to the Bank or any Bank subsidiary or affiliate: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; the names and addresses of customers or prospective customers, including any customer lists; work performed or services rendered for any customer; any method and/or procedures relating to projects or other work developed for the Bank or any subsidiary or affiliate; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

(c)            The Consultant agrees that he shall not make, or cause to be made, any disparaging or critical remarks, comments or statements about or against the Company or its subsidiaries (including the Bank) or affiliates or any director, officer, employee or customer of any such entities at any time in the future, except for any statements by him made pursuant to lawful subpoena or legal process. The Bank will advise the members of its Board of Directors (and those of the Company's Board of directors) and all executive officers of the Bank and the Company (collectively, the "Persons to be Advised") that they should not make public statements that are in any way disparaging or negative towards the Consultant. The Bank will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this Agreement. Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Bank and the Company will not be liable for statements between the Bank and/or the Company and its independent auditors, state and federal banking regulators, the Securities and Exchange Commission or statements necessary to comply with applicable law and regulation.

(d)            The Consultant agrees that damages at law will be an insufficient remedy to the Bank in the event that the Consultant violates any of the provisions of subsections (a), (b) or (c) of this Section 9, and that the Bank may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in subsections (a), (b) or (c) of this Section 9.  The Consultant hereby consents to the right of the Bank to seek (i) any injunction (temporary or otherwise) and (ii) to any other court order which may be issued against the Consultant from violating, or directing the Consultant to comply with, any of the covenants in subsections (a), (b) or (c) of this Section 9.  The Consultant also agrees that such remedies that may be obtained shall be in addition to any and all remedies, including damages, available to the Bank against the Consultant for such breaches or threatened or attempted breaches.

(e)            In addition to the rights of the Bank set forth in subsection (d) of this Section 9, in the event that the Consultant shall violate the terms and conditions of subsections (a), (b) or (c) of this Section 9, the Bank and its subsidiaries and affiliates may terminate any payments or benefits of any type and regardless of source payable by the Bank or its subsidiaries or affiliates, if applicable, to the Consultant, other than with respect to payments or benefits to the Consultant under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

10.           Designation of Beneficiary.  The Consultant may from time to time, by providing a written notification to the Bank, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Compensation Committee of the Board of Directors of the Bank (the "Committee").  If the Consultant fails to designate a beneficiary or if a beneficiary dies before the date of the Consultant's death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits commence to be paid to a beneficiary and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Consultant, if any, and if none to the estate of such beneficiary.

11.            Resolution of Disputes.  Any dispute or controversy arising under or in connection with this Agreement shall be filed and maintained in the Philadelphia Court of Common Pleas or, if there is a basis for federal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania.   If a claim for any payments or benefits under this Agreement or any other provision of this Agreement is disputed by the Bank or the Consultant, the Consultant shall, to the extent and at such time or times as is not prohibited by applicable law, regulation, regulatory guidance and/or any other regulatory requirements, as the same exists or may be hereafter promulgated or amended, if the Consultant is successful in his claim, be reimbursed for all reasonable attorney's fees and expenses incurred by the Consultant in pursuing such claim. Each party hereto waives to the fullest extent permitted by applicable law and regulation any right it may have to a trial by jury with respect to any action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

12.            Representations and Warranties.  Each party hereto represents and warrants to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.  Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

13.            Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the Consultant and his assigns and upon the Bank, including any successor to the Bank by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred.  Any successor to the Bank by merger, consolidation or other change in form shall expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, and this Agreement shall continue in effect following any change in control of the Bank.  This Agreement may not be assigned by any party hereto without the written consent of the other party.

14.            Notices.  Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to the Consultant:

Salvatore Fratanduono
At the address last appearing on the
    personnel records of the Bank

If to the Bank:

Prudential Savings Bank
1834 West Oregon Avenue
Philadelphia, Pennsylvania  19145
Attention: President

15.            Withholding.  The Consultant shall be treated as an independent contractor during the Consulting Period.  However, in the event it is subsequently determined that the Bank is required to withhold from any amounts payable under this Agreement for federal, state, local, foreign or other taxes, the Bank may withhold from such payments such amounts as shall be required to be withheld pursuant to any applicable law or regulation.  The parties acknowledge and agree that the Equity Benefits may be subject to withholding taxes.

16.            Unsecured Promise.  Nothing contained in this Agreement shall create or require the Bank to create a trust of any kind to fund the benefits payable hereunder.  Any insurance policy or other asset acquired or held by, or on behalf of, the Bank or funds allocated by the Bank in connection with the liabilities assumed by the Bank pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of the Consultant or his beneficiaries or to be a security for the performance of the obligations of the Bank pursuant hereto but shall be and remain a general asset of the Bank.  To the extent that the Consultant or any other person acquires a right to receive payments from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

17.            Entire Agreement; Severability; Survival.

(a)            This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and the Bank and the Consultant with respect to the subject matter hereof, including but not limited to the Employment Agreement, which shall be superseded and shall have no further force or effect. In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

(b)            Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

(c)           All covenants and agreements in this Agreement shall expire on and be terminated and extinguished at the Date of Termination, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Date of Termination, including but not limited to the obligations set forth in Sections 5(f)(ii) and 9 hereof.

18.            Amendment; Waiver.

(a)            This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(b)            Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

19.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

20.            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

21.            Headings.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

22.            Release of the Company and Related Parties.

(a)            In consideration of the payments and benefits to be provided to the Consultant pursuant to this Agreement, the sufficiency of which is acknowledged hereby, the Consultant, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company, the Bank and each of their subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Consultant, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Consultant's service to any member of the Company Affiliated Group (or the predecessors thereof) through and including the Effective Date in any capacity, or the termination of such service in any such capacity as of the Effective Date, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law and all other laws concerning unlawful and unfair labor and employment practices), (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 ("Title VII"), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act ("ADA"), ERISA, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Family and Medical Leave Act and any similar or analogous state statute, and (vi) under the Employment Agreement, excepting only:

(A)            the rights of the Consultant as a shareholder of the Company;
(B)            the right of the Consultant to receive COBRA continuation coverage in accordance with applicable law;
(C)            rights to indemnification the Consultant may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any entities included in the Company Affiliated Group, (iii) any other agreement between the Consultant and a Company Released Party, or (iv) as an insured under any director's and officer's liability insurance policy now or previously in force;
(D)            claims for vested benefits under any health, disability, retirement, life insurance or other similar "employee benefit plan" (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group existing as of the Effective Date (the "Company Benefit Plans"); and
(E)            the rights of the Consultant under this Agreement.
(b)            The Consultant acknowledges and agrees that the release of claims set forth in this Section 22 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.
(c)            The release of claims set forth in this Section 22 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney's fees and expenses.
(d)            The Consultant specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 22 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.
(e)            The Consultant covenants and agrees that neither he, nor any person or entity on his behalf, will file or cause or permit to be filed any civil action, suit, arbitration or legal proceeding seeking any type of personal relief, or share in any remedy against the Bank or any other Company Released Party, involving any matter which: (i) is the subject of this Agreement; (ii) arises from, or relates or refers in any way to, the Consultant's employment with the Bank, the termination of that employment, the Employment Agreement, or the action or inaction of any of the Company Released Parties through and including the Effective Date; or (iii) occurred at any time in the past up to and including the date of the Consultant's execution of this Agreement, or involves any continuing effects of any actions or practices which may have arisen or occurred on or prior to his execution of this Agreement; provided, however, that nothing in this Agreement prevents the Consultant from (x) filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency, except that he acknowledges that he shall not be able to recover any monetary benefits in connection with any such claim, charge or proceeding, or (y) initiating an action to enforce the terms of this Agreement or pursue claims pursuant to subsections (A) thorough (D) of Section 22(a).

(f)            The Consultant shall have a period of 21 days to consider whether to execute this Agreement. To the extent the Consultant has executed this Agreement within less than 21 days after its delivery to him, the Consultant hereby acknowledges that his decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.  If the Consultant accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven days following (and not including) the date of execution (the "Revocation Period"), revoke this Agreement. If Consultant determines to revoke this Agreement prior to the expiration of the Revocation Period, he shall provide a written notice to the Bank in accordance with Section 14 prior to such expiration. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Consultant, on the day next following the day on which the foregoing Revocation Period has elapsed. Any revocation of this Agreement shall be deemed for all purposes a revocation of this Agreement in its entirety.
(g)            The Consultant acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
(h)            The Consultant acknowledges and agrees that he has been advised by the Bank to consult with independent legal counsel of his choosing in connection with his review of this Agreement prior to executing this Agreement, that he has done so or had the opportunity to do so, that he has read and had the terms of this Agreement explained to him, and that he has entered into this Agreement voluntarily and with full knowledge of its significance, meaning and binding effect.  The Consultant acknowledges and agrees that neither the Bank nor its agents or representatives has made any promises, statements or representations, either oral or written, to the Consultant or anyone else concerning the terms or effects of this Agreement other than those expressly contained herein.
(h)            In addition to any other remedy available to the Bank hereunder, in the event that, as a result of a challenge brought by the Consultant, the release of claims set forth in Section 22 becomes null and void or is otherwise determined not to be enforceable, then the obligation of the Bank to make any additional payments or to provide any additional benefits under this Agreement shall immediately cease to be of any force and effect, and the Consultant shall promptly return to the Bank any payments or benefits the provision of which by the Bank was conditioned on the enforceability of this Agreement.

23.            Regulatory Provisions.  Notwithstanding anything to the contrary contained in this Agreement, any payments to the Consultant by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

[Signature page follows]

THIS AGREEMENT PROVIDES FOR A WAIVER OF JURY TRIAL PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant's hand and the Bank has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first written above.

/s/ Salvatore Fratanduono
Salvatore Fratanduono

PRUDENTIAL SAVINGS BANK

By:	/s/Thomas A. Vento
Thomas A. Vento
Chairman of the Board and Chief Executive Officer

EXHIBIT A

[Excluded]